            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Oppenheimer California Municipal Fund:

We consent to the use in this Registration Statement of Oppenheimer California
Municipal Fund of our report dated September 13, 2005 included in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which is also part of such Registration Statement and
"Independent Registered Public Accounting Firm" appearing in the Statement of
Additional Information.

                                            /s/ KPMG LLP
                                            KPMG LLP

Denver, Colorado
November 23, 2005